                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)1


                          DURA AUTOMOTIVE SYSTEMS, INC.
                          -----------------------------
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                 ----------------------------------------------
                         (Title of Class of Securities)


                                   265903 10 4
                                 --------------
                                 (CUSIP Number)


                                     Page 1




(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 2
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Alkin Co.
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b) /X/

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware; U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5   SOLE VOTING POWER
    SHARES           None
 BENEFICIALLY    --------------------------------------------------------------
   OWNED BY      6   SHARED VOTING POWER
    EACH             1,266,810 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7   SOLE DISPOSITIVE POWER
                     None
                 --------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
                     1,266,810 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,810    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*                                                   /X/
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 CO
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 3
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 William L. Orscheln
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
   OWNED BY      6  SHARED VOTING POWER
     EACH           1,266,810 (See Item 4)
   REPORTING     --------------------------------------------------------------
  PERSON WITH
                 7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,266,810 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,810    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                                           /X/

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 4
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Robert J. Orscheln
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a)

                                                                      (b) / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
 BENEFICIALLY    --------------------------------------------------------------
   OWNED BY      6  SHARED VOTING POWER
    EACH            1,266,810 (SEE Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,266,810 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,810    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                                 / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 5
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 James L. O'Loughlin
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)

                                                                    (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          8,468 (See Item 4)
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            1,266,810 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    8,468 (See Item 4)
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,266,810 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,810    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                               / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 6

-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 John C. Jorgensen
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            1,266,810 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,266,810 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,810    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                     / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 7

-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 J2R Corporation
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            308,211
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    308,211
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 308,211    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                    / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 CO
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 8
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 S.A. Johnson
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          9,668 (See Item 4)
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            308,211 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    9,668 (See Item 4)
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    308,211 (See Item 4)

---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 317,879    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                            / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.4%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                                Page 9
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Mary L. Johnson
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            308,211 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    308,211 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 308,211    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                   / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 10
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Scott D. Rued
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            308,211
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    308,211
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 308,211     (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                    / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.3%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 11
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Robert R. Hibbs
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          7,949 (See Item 4)
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            308,211 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    7,949 (See Item 4)
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    308,211 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 316,160    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                 / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.4%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 12
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 David R. Bovee
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            38,808 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    38,808 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 38,808    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                 / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.4%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 13
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Joe A. Bubenzer
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)

                                                                        (b)/ X/

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            33,139 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None (See Item 4)
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    33,139 (See Item 4)

---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 33,139    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                  / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.4%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 14
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 David P. Klosterman
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            33,000 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    33,000 (See Item 4)

---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 33,000    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                    / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.4%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 15
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Milton D. Kniss
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            17,086 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    17,086 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 17,086   (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                   / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.2%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 16
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Carl W. Kucsera
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            41,364.008 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    41,364.008 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 41,364.008 (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                              / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.5%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 265903 104                 13 G                               Page 17
-------------------------------------------------------------------------------

---------------- --------------------------------------------------------------
  1              NAME OF REPORTING PERSON

                 Karl F. Storrie
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------

  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)

                                                                       (b)/ X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  3              SEC USE ONLY


---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
---------------- --------------------------------------------------------------

   NUMBER OF     5  SOLE VOTING POWER
    SHARES          None
  BENEFICALLY    --------------------------------------------------------------
  OWNED BY       6  SHARED VOTING POWER
    EACH            202,431 (See Item 4)
  REPORTING      --------------------------------------------------------------
 PERSON WITH     7  SOLE DISPOSITIVE POWER
                    None
                 --------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    202,431 (See Item 4)
---------------- --------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 202,431    (See Item 4)
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                                                  / X /

---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 2.2%
---------------- --------------------------------------------------------------
---------------- --------------------------------------------------------------
  12             TYPE OF REPORTING PERSON*

                 IN
---------------- --------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (A)        NAME OF ISSUER:

                  Dura Automotive Systems, Inc. (the "Company").

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4508 IDS Center
                  Minneapolis, Minnesota 55402

ITEM 2(A)         NAMES OF PERSONS FILING:

                  Alkin Co.
                  William L. Orscheln
                  Robert J. Orscheln
                  James O'Loughlin
                  John C. Jorgensen
                  (Such persons are collectively referred to as the "Alkin Reporting Persons.")

                  J2R Corporation
                  S.A. Johnson
                  Mary L. Johnson
                  Scott D. Rued
                  Robert R. Hibbs
                  (Such persons are collectively referred to as the "J2R Reporting Persons.")

                  David R. Bovee
                  Joe A. Bubenzer
                  David P. Klosterman
                  Milton D. Kniss
                  Carl W. Kucsera
                  Karl F. Storrie
                  (Such  persons  are  collectively   referred  to  as  the
                  "Management Reporting Persons.")

                  (The Alkin Reporting Persons, J2R Reporting Persons and Management Reporting Persons may each be referred to individually as a "Reporting Person," or collectively as "Reporting Persons.")

                  As of December 31, 1998, Alkin Co. ("Alkin") was the record owner of the 1,266,810 shares of common stock covered in part by this joint statement and set forth on the cover page naming Alkin as a Reporting Person (the "Alkin Shares"). The Alkin Shares consist exclusively of the Company's Class B Common Stock, par value $0.01 per share, which is convertible on a 1-for-1 basis into shares of Class A Common Stock at the holder's option, as well as under certain circumstances, as set forth in the Company's charter. William L. Orscheln is the President of Alkin and shares in the exercise of voting power over securities held by Alkin. Robert J. Orscheln is the President of Orbseal Holding Co., an affiliate of Alkin. James
                  L. O'Loughlin is the Senior Vice President and General Counsel of Alkin. John C. Jorgensen is the Senior Vice President of Manufacturing of all Orscheln Industries companies, which are affiliates of Alkin. Messrs. William

                  Orscheln, Robert Orscheln, O'Loughlin, and Jorgensen are Directors of the Company.

                  As of December 31, 1998, J2R Corporation ("J2R") was the record owner of the 308,211 shares of common stock covered in part by this joint statement and set forth on the cover page naming J2R as a Reporting Person (the "J2R Shares"). The J2R Shares consist exclusively of the Company's Class B Common Stock. S.A. Johnson is a Director, the President and a controlling stockholder of J2R. Mary Johnson is a Vice President and stockholder of J2R. Scott D. Rued is a Vice President and stockholder of J2R. Robert R. Hibbs is a stockholder of J2R. Mr. Johnson is Chairman of the Board of the Company and a Director. Mr. Hibbs is a Director and an officer of the Company. Mr. Rued is an officer of the Company.

                  This statement is filed jointly by the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons pursuant to Rule 13d-1(f) promulgated under
                  Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons may each respectively be deemed to constitute a "group" for purposes of Section 13(d)(3) under the Exchange Act. The Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons may also collectively be deemed to constitute a "group" for purposes of Section 13(d)(3) along with the other parties to the Stockholders Agreement (as defined in Item 4). Each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons expressly disclaims that they have agreed to act as a group other than as specifically described in this statement.


ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business address of the Alkin Reporting Persons is 2000 U.S. Highway 63 South, Moberly MO 65270.

                  The principal business address of the J2R Reporting Persons is c/o Hidden Creek Industries, 4508 IDS Center, Minneapolis, MN 55402.

                  The principal business address of the Management Reporting Persons is c/o Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, MI 48309-3571.

ITEM 2(C)         CITIZENSHIP:

                  Alkin and J2R are corporations organized under the laws of the state of Delaware. All of the other Alkin Reporting Persons, J2R Reporting Persons and Management Reporting Persons are individuals who are citizens of the United States.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, par value $.01 per share.

ITEM 2(E)        CUSIP NO.:

                  265903 10 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

ITEM 4            OWNERSHIP:

                  (A) AMOUNT BENEFICIALLY OWNED:

                  Alkin is the direct beneficial owner of the Alkin Shares, which includes a currently exercisable option to purchase 14,420 shares. Mr. O'Loughlin has an option to purchase 8,468 shares of the Alkin Shares under a currently exercisable option. As officers of Alkin or one or more of its affiliates, and as stockholders of Alkin, each of the Alkin Reporting Persons who are individuals may be deemed to be a beneficial owner of the Alkin Shares. Mr. Jorgensen expressly disclaims beneficial ownership of the Alkin Shares. Mr. O'Loughlin expressly disclaims beneficial ownership of the Alkin Shares, other than the shares for which he possesses a currently exercisable option. The filing of this form shall not constitute an admision that either Messrs. O'Loughlin or Jorgensen is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

                  J2R is the direct beneficial owner of the J2R Shares. Messrs. Johnson and Hibbs are the direct beneficial owners of 9,668 and 7,949 shares of Class B Common Stock, respectively. As officers and/or stockholders of J2R, each of the J2R Reporting Persons who are individuals may be deemed to be a beneficial owner of the J2R Shares. Messrs. Johnson, Rued and Hibbs and Ms. Johnson each expressly disclaims beneficial ownership of the J2R Shares, and the filing of this form shall not constitute an admision that any of such individuals is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

                  Each of the Management Reporting Stockholders is the direct beneficial owner of the number of shares of Class B Common Stock and Class A Common Stock listed beside such person's name as set forth on Schedule A hereto. The shares of Class A Common Stock listed on Schedule A includes vested options to purchase the following number of shares of Class A Common Stock: Mr. Bovee - 7,500; Mr. Bubenzer - 8,125; Mr. Klosterman - 1,750; Mr. Kniss - 8,125; and Mr. Storrie - 82,500.

                  The Company, the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons have entered into an agreement (the "Stockholders Agreement," dated August 13,
                  1996) with Onex DHC LLC, the Company's second largest shareholder, which provides, among other things, that the parties shall vote their shares of Class A Common Stock and Class B Common Stock (collectively "Common Stock") and take any other action necessary to ensure that the Board of Directors is comprised of eleven persons, including a certain number of representatives nominated by Onex, J2R, and certain individuals affiliated with J2R, and a certain number of representatives nominated by Alkin. In addition, J2R and Messrs. Johnson, Rued and Hibbs have entered into a separate agreement (the "Investor Stockholders Agreement," dated August 13, 1996) with Onex to vote their shares of Common Stock as directed by Onex, and to grant Onex certain first offer rights in connection with private sales of Common Stock.

                  As members to the Stockholders Agreement, each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons could be deemed to be a beneficial owner of the aggregate number of shares held by such parties and by Onex, which is approximately 3,239,723 shares of Class B Common Stock and 113,656 shares of Class A Common Stock, or approximately 27.3% of the outstanding
                  Class A Common Stock on a converted basis. Each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons expressly disclaims beneficial ownership of the shares owned by other parties to the Stockholders Agreement, including each others', and the filing of this form shall not constitute an admission that any of such persons is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

                  As members of the Investor Stockholders Agreement, each of J2R and Messrs. Johnson, Rued and Hibbs could be deemed to be the beneficial owner of the aggregate number of shares held by such parties and by Onex, which is approximately 1,720,741 shares of Class B Common Stock, or approximately 16% of the outstanding Class A Common Stock on a converted basis. Each of J2R and Messrs. Johnson, Rued and Hibbs expressly disclaims beneficial ownership of the shares owned by other parties to the Stockholders Agreement, including each others', and the filing of this form shall not constitute an admission that any of such persons are, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owners of such securities.

                  (B) PERCENT OF CLASS: (Based on 9,029,085 shares of Class A Common Stock outstanding as of December 31, 1998, plus a certain additional amount which accounts for that respective Reporting Person's shares of Class B Common Stock on a converted basis.)

                  Reference is made hereby to Box 11 (subject to Box 10) of the Cover Page for each respective Reporting Person for purposes of disclosing the percent of the class owned by such Reporting Person.

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                        (i) Sole power to vote or direct the vote:

                        (ii) Shares power to direct the vote:

                        (iii) Sole power to dispose of or to direct the
                              disposition of:

                        (iv) Shared power to dispose of or direct the
                             disposition of:

                        Reference is made hereby to Boxes 5,6,7 and 8 (subject to Box 10) of the Cover Page for each respective Reporting Person for purposes of disclosing the number of shares to which such Reporting Person has sole or shared voting or dispositive power. Reference is also made to Items 2(a) and 4(a) of this Schedule for a description of the shares beneficially owned by, and relationships, if any, existing between, the parties.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficially owners of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:


                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10           CERTIFICATION:

                  Not applicable

                                EXHIBITS AND APPENDICES


Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Schedule A        Shares of Common Stock Owned By the Management Stockholders

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 15, 1999                        Alkin Co.



                                          By:  /S/ WILLIAM L. ORSCHELN
                                               ------------------------------
                                          Its: PRESIDENT
                                               ------------------------------

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 15, 1999



                                               /S/ WILLIAM L. ORSCHELN
                                               ------------------------------
                                               William L. Orscheln

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 15, 1999



                                               /S/ ROBERT J. ORSCHELN
                                               ------------------------------
                                               Robert J. Orscheln

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 15, 1999



                                               /S/ JAMES O'LOUGHLIN
                                               ------------------------------
                                               James  O'Loughlin

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 15, 1999



                                               /S/ JOHN C. JORGENSEN
                                               ------------------------------
                                               John C. Jorgensen

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 15, 1999                        J2R Corporation



                                           By: /S/ S.A. JOHNSON
                                               ------------------------------
                                          Its: PRESIDENT

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 15, 1999



                                               /S/ S.A. JOHNSON
                                               ------------------------------
                                               S.A. Johnson

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999



                                               /S/ MARY L. JOHNSON
                                               ------------------------------
                                               Mary L. Johnson

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999



                                               /S/ SCOTT D. RUED
                                               ------------------------------
                                               Scott D. Rued

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999



                                               /S/ ROBERT R. HIBBS
                                               ------------------------------
                                               Robert R. Hibbs

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999


                                               /S/ DAVID R. BOVEE
                                               ------------------------------
                                               David R. Bovee

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999



                                               /S/ JOE A. BUBENZER
                                               ------------------------------
                                               Joe A. Bubenzer

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999



                                               /S/ DAVID P. KLOSTERMAN
                                               ------------------------------
                                               David P. Klosterman

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 15, 1999



                                               /S/ MILTON D. KNISS
                                               ------------------------------
                                               Milton D. Kniss

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 1999



                                               /S/ CARL W. KUCSERA
                                               ------------------------------
                                               Carl W. Kucsera

                                       SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 15, 1999



                                               /S/ KARL F. STORRIE
                                               ------------------------------
                                               Karl F. Storrie

                                    EXHIBIT I

                       SCHEDULE 13G JOINT FILING AGREEMENT

           The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

            (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

            (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                                   * * * * * *

Date: February 15, 1999


Alkin Co.                                       J2R Corporation


By:  /S/ WILLIAM L. ORSCHELN                    By:   /S/ S.A. JOHNSON
   --------------------------------                ----------------------------
Its:  PRESIDENT                                 Its:  PRESIDENT

    /S/ WILLIAM L. ORSCHELN                           /S/ S.A. JOHNSON
   --------------------------------                ----------------------------
    William L. Orscheln                               S.A.Johnson


    /S/ ROBERT J. ORSCHELN                            /S/ MARY L. JOHNSON
   --------------------------------                ----------------------------
    Robert J. Orscheln                                Mary L. Johnson


    /S/ JAMES O'LOUGHLIN                              /S/ SCOTT D. RUED
   --------------------------------                ----------------------------
    James O'Loughlin                                  Scott D. Rued


    /S/ JOHN C. JORGENSEN                             /S/ ROBERT R. HIBBS
   --------------------------------                ----------------------------
    John C. Jorgensen                                 Robert R. Hibbs

    /S/ DAVID R. BOVEE
    -------------------------------
    David R. Bovee


    /S/ JOE A. BUBENZER
    -------------------------------
    Joe A. Bubenzer


    /S/ DAVID P. KLOSTERMAN
    -------------------------------
    David P. Klosterman


    /S/ MILTON D. KNISS
    -------------------------------
    Milton D. Kniss



    /S/ CARL W. KUCSERA
    -------------------------------
    Carl W. Kucsera


    /S/ KARL F. STORRIE
    -------------------------------
    Karl F. Storrie

                                   SCHEDULE A

           Shares of Common Stock Owned By the Management Stockholders

--------------------------------------------------------------------------------------------
                                   CLASS B SHARES           CLASS A SHARES           TOTAL
--------------------------------------------------------------------------------------------
David R. Bovee                          31,308                 7,500(1)              38,808
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Joe A. Bubenzer                         23,814                 9,325(2)              33,139
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
David P. Klosterman                     31,250                 1,750(1)              33,000
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Milton D. Kniss                          8,961                 8,125(1)              17,086
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Carl W. Kucsera                         41,308                56.008             41,364.008
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Karl F. Storrie                        115,531                86,900(3)             202,431
--------------------------------------------------------------------------------------------


(1) Consists of vested options to purchase Class A shares.

(2) Consists of 1,200 shares owned directly and 8,125 vested options to purchase Class A shares.

(3) Consists of 4,400 shares owned directly and 82,500 vested options to purchase Class A shares.